UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)*

TrueCar, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

89785L 107

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront II, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,865,651

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,865,651

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,865,651

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 3.8%(1)

12	Type of Reporting Person* PN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront II Partners, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 104,861

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 104,861

9	Aggregate Amount Beneficially Owned by Each Reporting Person 104,861

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.1%(1)

12	Type of Reporting Person* PN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront GP II, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,501,260

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,501,260

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,501,260

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 1.5%(1)

12	Type of Reporting Person* PN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront II Investors, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 546,248

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 546,248

9	Aggregate Amount Beneficially Owned by Each Reporting Person 546,248

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.5%(1)

12	Type of Reporting Person* PN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. GRP Management Services Corp.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 6,018,020

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 6,018,020

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,018,020

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.0%(1)

12	Type of Reporting Person* PN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront III, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,559,900

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,559,900

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,559,900

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 1.6%(1)

12	Type of Reporting Person* PN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront GP III, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 206,202

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 206,202

9	Aggregate Amount Beneficially Owned by Each Reporting Person 206,202

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2%(1)

12	Type of Reporting Person* PN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront III Partners, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 25,572

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 25,572

9	Aggregate Amount Beneficially Owned by Each Reporting Person 25,572

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.1%(1)

12	Type of Reporting Person* PN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront III Investors, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 50,638

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 50,638

9	Aggregate Amount Beneficially Owned by Each Reporting Person 50,638

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.1%(1)

12	Type of Reporting Person* PN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront Ventures Management, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,842,312

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,842,312

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,842,312

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 1.8%(1)

12	Type of Reporting Person* PN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Upfront Ventures Management, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,842,312

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,842,312

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,842,312

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 1.8%(1)

12	Type of Reporting Person* OO

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Steven Dietz

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 100,906

	6	Shared Voting Power 6,018,020

	7	Sole Dispositive Power 100,906

	8	Shared Dispositive Power 6,018,020

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,118,926

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.1%(1)

12	Type of Reporting Person* IN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Yves B. Sisteron

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 7,860,332

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 7,860,332

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,860,332

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 7.8%(1)

12	Type of Reporting Person* IN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

CUSIP NO. 89785L 107		13 G

1	Names of Reporting Persons. Mark Suster

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,842,312

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,842,312

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,842,312

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 1.8%(1)

12	Type of Reporting Person* IN

(1)  Based on 100,428,656 shares outstanding as of December 31, 2017, as reported to the Reporting Person by the Issuer.

Introductory Note: This Statement on Schedule 13G (this “Statement”) is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.0001 per share (“Common Stock”), of TrueCar, Inc. (the “Issuer”).

Item 1
	(a)	Name of Issuer: TrueCar, Inc.
Address of Issuer’s Principal Executive Offices: 120 Broadway, Suite 200 Santa Monica, CA 90401

Item 2
(a)

Name of Person(s) Filing:
Upfront II, L.P.

Upfront II Partners, L.P.

Upfront GP II, L.P.

Upfront II Investors, L.P.

GRP Management Services Corp.

Upfront III, L.P.

Upfront GP III, L.P.

Upfront III Partners, L.P.

Upfront III Investors, L.P.

Upfront Ventures Management, Inc.

Upfront Ventures Management, LLC

Steven Dietz

Yves B. Sisteron

Mark Suster

	(b)	Address of Principal Business Office: c/o Upfront Venture 1314 7th Street Santa Monica, CA 90401
	(b)	Citizenship: Reference is made to the response to item 4 on each of pages 2-15 of this Schedule 13G (this “Schedule”), which responses are incorporated herein by reference
	(d)	Title of Class of Securities: Common Stock
	(e)	CUSIP Number: 89785L 107

Item 3
Not applicable.

Item 4	Ownership.

Reference is hereby made to the responses to items 5-9 and 11 of pages 2 - 15 of this Schedule, which responses are incorporated by reference herein.

GRP Management Services Corp. is the sole general partner of Upfront II Investors, L.P. and of Upfront GP II, L.P. Upfront GP II, L.P. is the general partner of Upfront II, L.P. and Upfront II Partners, LP. Upfront Ventures Management, Inc. is the sole general partner of Upfront GP III, L.P., which is the general partner of Upfront III, L.P., Upfront III Partners, L.P. and Upfront III Investors, L.P. Yves Sisteron is the manager of GRP Management Services Corp., and Steven Dietz and Mr. Sisteron are members of the investment committee of Upfront GP II, L.P., and share voting and dispositive control of all shares held by Upfront GP II, L.P., Upfront II, L.P., Upfront II Investors, L.P., and Upfront II Partners, LP. The managers of Upfront Ventures Management, Inc. are Mark Suster and Yves Sisteron, and Messrs. Suster and Sisteron share voting and dispositive control over the shares directly held by Upfront GP III, L.P., Upfront III, L.P., Upfront III Partners, L.P. and Upfront III Investors, L.P.  Upfront Ventures Management, LLC is the sole shareholder of Upfront Ventures Management, Inc.

In addition, Mr. Dietz beneficially owns (i) 11,211 shares in his individual capacity, (ii) 23,867 shares held of record by The Dietz Family Trust for which Mr. Dietz serves as trustee, (iii) 900 shares held of record by Mr. Dietz’s elder son, (iv) 1,000 shares held of record by Mr. Dietz’s younger son, (v) 1,300 shares held of record by Mr. Dietz’s daughter and (vi) 62,628 shares exercisable within 60 days of December 31, 2017. Mr. Dietz has sole voting and dispositive control over the shares held by The Dietz Family Trust.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:      ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2018

UPFRONT II, L.P.

By: Upfront GP II, L.P.
Its: General Partner

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT II PARTNERS, L.P.

By: Upfront GP II, L.P.
Its: General Partner

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT GP II, L.P.

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT II INVESTORS, L.P.

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

GRP MANAGEMENT SERVICES CORP.

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT III, L.P.

By: Upfront GP III, L.P.
Its: General Partner

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT GP III, L.P.

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT III PARTNERS, L.P.

By: Upfront GP III, L.P.
Its: General Partner

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT III INVESTORS, L.P.

By: Upfront GP III, L.P.
Its: General Partner

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT VENTURES MANAGEMENT, INC.

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT VENTURES MANAGEMENT, LLC

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

/s/ Steven Dietz
Steven Dietz

/s/ Yves B. Sisteron
Yves B. Sisteron

/s/ Mark Suster
Mark Suster